Exhibit 99.1
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Financial Post Investing
McEwen still digging for gold: Former Goldcorp chief has his eye on Nevada

By:  Lori McLeod,   Financial Post
13 October 2005
Canadian National Post

Former Goldcorp Inc. chief executive Rob McEwen was a fixture in the Canadian gold industry for years. But he left Goldcorp earlier this year after he fended off a bid from Glamis Gold Ltd. and steered his company to a merger with Wheaton River Minerals Ltd.

Now this gold bug is throwing his considerable wealth and reputation behind exploration of the Cortez gold trend in north central Nevada. Mr. McEwen spoke with the Post's Lori McLeod about how a deep drilling approach could lead to paydirt in one of the world's hottest mining regions.

Q. After taking a big stake in U.S. Gold Corp. (USGL/OTC BB) you recently took the helm there. Is this your new Goldcorp?

A. I think it has a lot of potential. It's in a great district and has a lot of exploration upside. Sitting 10 miles away is Placer Dome's Cortez Hills discovery, which basically changed the future of this trend, which is called the Battle Mountain/Cortez trend. Placer's discovery basically said within the trend is Carlin-style mineralization, which is a new revelation. Carlin, which is 20 miles away, is another trend that hosts about 180 million ounces of gold of which about 60 million has been produced so far.

Q. When did you actually become interested in this property?

A. I became interested in the Cortez trend several years ago. We were looking to buy an interest in a producing mine there. And I went, "Wow, this is a remarkable part of the world." And that deal didn't come to pass, and so Goldcorp, through my direction, invested some money in a company called White Knight [Resources Ltd.] (WKR/TSX-V). When I stepped down as CEO [after the merger], the new management group had a preference for buying advanced exploration plays and properties already in production, so the decision was made to sell [the junior exploration portfolio]. I stuck up my hand and said "I'll buy some of these things you're selling."

Q. And these are your own personal investments?

A. That's right. I bought a 10% interest in White Knight, which I subsequently increased to 17%. And I'm looking at the claim map which shows this district. At the top of the district you have Newmont [Gold Corp.] and Placer [Dome Inc.] with big land positions ... at the bottom end of the trend you have Newmont [Mining Corp.], Placer and Barrick [Gold Corp.] If you were to think of it as a sandwich, the majors are the two pieces of bread, and in between are a number of small, junior explorers that have a good size chunk of the trend. But they're underfinanced, and they've sold off parts of their properties to majors. But U.S. Gold's property is still 100% owned, and its very strategically located, it hasn't been explored at depth ... and White Knight has property on three sides of it.

Q. What's the appeal for investors?

A. You're in the right country from a standpoint of foreign exchange, you're in the right state from a standpoint of discoveries, and you're in the hottest trend in that state. If you could create a vehicle where investors could appreciate the magnitude of discoveries that have been made down there [along with] the possibility of making others, they would say what type of stock do I want to play? Do I want a senior, where I'll get a move but not much, or do I want to play a junior that has a chance of tripling or more?



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Q. Your involvement has obviously renewed interest in U.S. Gold's stock.

A. Everybody who's joint ventured or run it before has wanted to put the surface resources into production. To me, you don't want to do that. This is an exploration play, not a small production play.

Q. How expensive is this kind of exploration and how much cash do you need to raise?

A. I would like to be sitting on sufficient funds to be able to run for 18 months to two years exploration. So it's probably about US$10-million. We have to raise that much, probably through an equity investment.

Q. Do you expect an investment from one of the majors on this trend?

A. No, investors, whether retail or institutional.

Q Tell me about NovaGold Resources Inc. (it has been buying up U.S. Gold shares at the same time as Mr. McEwen).

A. They own about 16% of the company. They were buying it to do exploration on it. We've had discussions because they're our second largest shareholder and we'd like to keep the door open. Just discussions right now.

Q Are you going to fight if they try to make a run at the company? (He once donned boxing gloves for the photographers in the defence against the Glamis gold bid.)

A. No, no. They're good exploration guys.

Q. What about your other investments?

A. I have a 12% stake in Guyana Goldfields [Inc.] (GUY/TSX) ... I have about a 50% interest in [oil and gas junior] Lexam [Explorations Inc.] (LEXh/TSX-V). In the early 90s we were drilling for gold on the property and we hit oil. We drilled 42 or 43 holes and 27 of them hit oil and two of them flowed to surface. It was one of these stories that takes your eyebrows and pushes them above your forehead pretty quickly ... It's a large property package that has some interesting characteristics to it, and it's the only deep basin in Colorado that hasn't been drilled.

Q. Would you sell Lexam to fund your gold exploration plans?

A. I'd personally like to drill it. It's a big property. I like large targets.

Q. What is your outlook for the gold price?

A. It hasn't changed. Five years out, US$850 per ounce. I believe we're now in the second phase of the gold market. The first phase involved gold moving higher against the U.S. dollar. The second phase, which started this year, is gold moving up against all currencies. And the third phase will kick in with public participation and it will start increasing as we start going through US$500 and US$600 per ounce. And it will start running away. But right now gold is not on the radar screen for most people, for most investors.